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                                                                     EXHIBIT 2.1

                             ACQUISITION AGREEMENT
                             ---------------------
                             Re:  Online Films LLC

THIS AGREEMENT dated for reference September 17, 1999, is among Ehealth.com, Inc., a Nevada company of 1100 Melville Street, 6th Floor, Vancouver, B.C.,
V6E 4A6, and fax (604) 682-6509 (the "Company"); and Mark Rutledge and Rob Maclean, both of 1040 Hamilton Street, Suite 207, Vancouver, B.C. V6B 2R9, and fax (604) 689-8163 (together the "Principals"); and Online Films LLC, a Delaware limited liability company of 1040 Hamilton Street, Suite 207, Vancouver, B.C. V6B 2R9, and fax (604) 689-8163 ("Online").

WHEREAS the Company has agreed to raise $8 million to finance the development of Online's business and the Principals have agreed to transfer all of their interest in Online to the Company and become directors and officers of the Company, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree that:

                                 INTERPRETATION
                                 --------------
1.  The definitions in the recitals are part of this agreement.

2.  In this agreement:

    a. "Beneficiaries" means the persons with a beneficial interest in the Principals' Interest.

    b.  "Business Plan" means Online's business plan dated September, 1999.

    c.  "Closing" means September 30, 1999.

    d. "Consolidation" means the Company's proposed 3:1 consolidation of its issued and outstanding common stock.

    e.  "Financing" means $8 million for the development of Online.

    f.  "Principals' Interest" means the Principals' interest in Online.

    g.  "$" means United States dollars.


                    TERMS AND CONDITIONS OF THE ACQUISITION
                    ---------------------------------------

The Financing
-------------

3. The Company will raise the Financing by offering 1 million of its shares at $8.00 per share under Regulation S of the United States Securities Act of 1933 and will advance the proceeds to Online. Online will use the proceeds to develop its business as described in the Business Plan.
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The Share Transfer
------------------

4. The Principals will transfer the Principals' Interest to the Company immediately after the Closing so that Online becomes a wholly owned subsidiary of the Company as of the Closing date.

5. As consideration for the Transfer, the Company will issue 6,132,800 post-Consolidation shares in the Company's common stock to the Principals and the Beneficiaries as soon as practicable after the Closing. The Principals will advise the Company in writing of the names and addresses of the Beneficiaries and the number of shares to which each is entitled under this agreement. These shares will be subject to Rule 144 of the United States Securities Act of 1933.

6. Online consents to the Principals' transferring the Principals' Interest to the Company.


                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

The Principals
--------------

7.   The Principals represent and warrant that:

     a. They own the Principals' Interest free of any claim or potential claim by any person except the Beneficiaries and have Beneficiaries' authority to transfer the Principals' Interest as described in this agreement.

     b. Neither they nor the Beneficiaries have any right to acquire additional interests in Online.

     c. Nothing in the Business Plan is proprietary to their employers or former employers or any other person, and their providing their expertise and services to Online is not an infringement of intellectual property rights owned by any person or company.

     d. The Business Plan truly and accurately reflects the business of Online and the intentions of the Principals.

Online
------

8.   Online represents and warrants that:

     a. It is a limited liability company formed and in good standing under the laws of Delaware.

     b. The Principals' Interest are fully paid and non-assessable and represent all of their interest in Online.

     c. It has granted no person a right to acquire any additional shares of Online.

     d. It has the legal capacity and authority to make and perform this agreement.

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     e.   It has incurred no liabilities and entered into no contracts that are not disclosed in writing to the Company.

     f. It has conducted no business except the business that is described in the Business Plan.

     g. No claims against it or any of its principals are before any court or regulatory authority or are pending or threatened, and it is not aware of any ground for any claim that might succeed.

                                OTHER PROVISIONS
                                ----------------

9. The Principals and Online acknowledge that this agreement was prepared for the Company by Jeffs & Company Law Corporation and that it may contain terms and conditions onerous to them. They expressly acknowledge that the Company has given them adequate time to review this agreement and to seek and obtain independent legal advice, and they represent to the Company that they have in fact sought and obtained independent legal advice and are satisfied with all the terms and conditions of this agreement.

10.  Time is of the essence of this agreement.

11. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

12. Any notice that must be given or delivered under this agreement must be in writing and delivered by hand or transmitted by fax to the address or fax number given for the party on page 1 and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery of a thing other than a written notice or money must be delivered by hand to the receiving party's address.

13. Neither the Principals nor Online may assign this agreement or any part of it to another party.

14. Any amendment of this agreement must be in writing and signed by the parties.

15. This agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.

16. No failure or delay of the Company in exercising any right under this agreement operates as a waiver of the right. The Company's rights under this agreement are cumulative and do not preclude the Company from relying on or enforcing any legal or equitable right or remedy.

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17.  If any provision of this agreement is illegal or unenforceable under any law, then it is severed and the remaining provisions remain legal and enforceable.

18. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.


Ehealth.com, Inc.                   The Principals:


/s/ Allen Wilson                    /s/ Mark Rutledge
--------------------------          --------------------------------
Authorized signatory                Mark Rutledge
September 19, 1999                  September 23, 1999

Online Films LLC

/s/ Mark Rutledge                   /s/ Rob Maclean
--------------------------          --------------------------------
Mark Rutledge                       Rob Maclean
September 23, 1999                  September 23, 1999

/s/ Rob Maclean
--------------------------
Rob Maclean
September 23, 1999

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